Exhibit 77C.  Matters Submitted to a Vote of Security Holders
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Stockholder Meeting Results

The Annual Meeting of Stockholders of the Fund was held on July 9, 2009 at 3 Embarcadero Center, 7th Floor, San Francisco, California. At the meeting, the following matter was voted upon and approved by the stockholders:

To elect five Directors of the Fund to hold office until the next annual meeting or until their respective successors shall have been duly elected and qualified.

                                            Number of Votes:
                                           -------------------
                     DIRECTORS               FOR         WITHHELD

                 Richard J. Bradshaw      8,944,350     245,941
                 Victor L. Hymes          9,013,562     176,729
                 John T. Packard          9,009,984     180,307
                 Wendell G. Van Auken     8,947,337     242,954
                 James C. Van Horne       8,946,537     243,754